Exhibit 99.1

FARO Confirms Jay Freeland as Chief Executive Officer

December 4, 2006, Lake Mary, FL – FARO Technologies, Inc. (Nasdaq: FARO), the world’s single source for a complete line of portable CAM2 solutions, announced today that Jay W. Freeland will become President and Chief Executive Officer effective immediately.  Mr. Freeland has been serving as President and Co-CEO since January 2006 and was previously President and Chief Operating Officer since November 2004.   He is also a member of the Company’s Board of Directors.  Simon Raab, who has been serving as Chairman and Co-CEO since January 2006 and as Chairman and Chief Executive Officer since co-founding the company in 1982, will remain on the Board of Directors as non-Executive Chairman.  The transition is consistent with the Company’s previously announced succession plan.

“Simon’s leadership drove FARO’s success over the last twenty-four years,” Mr. Freeland said. “His contributions to the Company have been vital, and he will remain an important advisor and resource to both me and the Board. I am confident in my ability to execute the mission and vision I communicated for FARO at the beginning of the year and look forward to continuing our long history of profitable growth as the world’s leading portable 3-D measurement company.”

“I look forward to continuing my relationship with FARO,” said Mr. Raab, adding, “I have enjoyed working with Jay over the years, and I have the utmost confidence in his ability to lead FARO in its next phase of growth.”

About FARO

With more than 13,000 installations and 5,700 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models – or to perform evaluations against an existing model – for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm – the FaroArm; the world’s best-selling laser tracker – the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

Learn more at www.faro.com

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